Exhibit (c)(2)

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[GRAPHIC]

DRAFT				[PACKAGED ICE INC. LOGO]

MAY 12, 2003				Presentation to the Board of Directors

Confidential				Packaged Ice, Inc.

Houlihan Lokey Howard & Zukin Financial Advisors 2200 Ross Avenue, Ste 4350W Dallas, Texas 75201 214-220-8470 www.hlhz.com

Los Angeles	New York	Chicago	San Francisco	Washington D.C.	Minneapolis	Dallas	Atlanta	London

[HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS LOGO]

Table of Contents

Transaction Summary

Scope

Due Diligence Overview

Summary of Analysis

Valuation Analysis
Historical Results and Pricing
Comparable Company Approach
Comparable Transactions
Discounted Cash Flow

Appendices
Comparable Company Analysis
Comparable Company Descriptions
Comparable Transaction Analysis
Discounted Cash Flow Analysis

i

[GRAPHIC]

Transaction Summary

[HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS LOGO]

Transaction Summary

PROCESS OVERVIEW

•             During the 3rd and 4th Quarters of 2002, Packaged Ice, Inc.’s (“Packaged Ice” or the “Company”) management (at the Board’s direction) began exploring alternatives to address the fact that all of the company’s debt and preferred obligations mature in 2004 and 2005. Prior to the formal search for alternatives that began in the second half of 2002, the company had informally explored alternatives to address their debt and preferred obligations:

•             $50 million Credit facility due October 2004

•             $255 million Senior Notes due February 2005

•             $42 million Preferred Stock due April 2005

•             As a result of these efforts, Management identified several potential alternatives, including a recapitalization or sale of the company.  These alternatives were presented to the Board at the November 22, 2002 meeting.

•             In January 2003, the Board approved the retention of Credit Suisse First Boston (“CSFB”) to assist the Company in considering its various strategic alternatives.

•             In considering the various alternatives, the Board directed CSFB to investigate a potential sale of the Company.

•             On January 20, 2003, CSFB initiated a formal marketing process and began contacting potential buyers.

•             On January 21, 2003, the Company publicly announced that it had retained CSFB to assist the Company in evaluating a variety of strategic alternatives.

•             Over the following months, CSFB:

•             Contacted 96 potential buyers (85 financial sponsors and 11 strategic buyers)

•             Sent Confidentiality Agreements to 74 potential buyers (72 financial sponsors and two strategic buyers)

•             Received signed Confidentiality Agreements from and distributed Confidential Information Memoranda (“CIMs”) to 53 potential buyers (52 financial sponsors and 1 strategic buyer)

•             Received preliminary indications of interest from nine interested parties (eight financial sponsors and one strategic buyer)

•             Received a proposal for an income trust structure to recapitalize the Company, which included a request that the Company agree to pay certain fees and expenses to further explore the proposal, including attorney’s fees, travel related expenses, and a transaction termination fee, of an amount to be determined, should the Company accept a different proposal

•             Was contacted by a company in a complimentary line of business seeking to discuss the marketing process and ways in which the two companies could work together, however, this company declined to sign a confidentiality agreement, therefore, it did not receive a CIM

•             Invited five parties (four financial sponsors and one strategic buyer) to participate in further due diligence.

•             The Company’s management team participated in management presentations for the five potential buyers (and their respective financing sources) invited to continue with diligence.

•             Data room access was available for approximately seven weeks and all principal parties and/or their advisors visited on at least one occasion.

•             Two proposals to acquire the Company were received (both financial sponsors) and ultimately the proposal submitted by the Investors (as hereinafter defined) was selected for final negotiation.

•             The Board asked its financial advisors to negotiate with the Investors to reach a definitive agreement based on the facts that its proposal:

•              offered a higher per share value through a minimum offer of $3.50 cash per common share with the potential to receive $3.64 cash per common share if the Transaction closes before September 15, 2003

•              the Investors stated ability to sign a definitive agreement in a very short period of time (less than one week)

•              removed all diligence conditions with the exception of very limited, narrowly defined customer due diligence calls

SUMMARY OF TRANSACTION

A summary of the Transaction terms negotiated with Trimaran Fund II, L.L.C. and Bear Stearns Merchant Fund Corp. (collectively the “Investors”) is outlined as follows:

Proposal from the Investors

Equity Purchase Price:

$3.50 cash per share for common, at a minimum, with the potential to receive $3.64 cash per share of common if the Transaction closes before September 15, 2003. Our analysis assumes $3.50 cash per share of common

Structure:	Cash-out merger

Break-up Fee:	$5 million + up to $2.5 million in expenses

Financing:	$190 million of equity $290 million of debt

Financing Conditions:	Commitment letter provided by CIBC, subject to: • no Company and market Material Adverse Changes (as defined in the Merger Agreement) • execution of necessary definitive documentation

Due Diligence Conditions:	Customer Meetings

Investors’ Closing Conditions:

•   representations and warranties made by the Company in the Merger Agreement are true

•   no Material Adverse Changes

•   funding is available under the financing commitments

•   dissenters’ rights do not exceed 7.5% of the outstanding shares of Company common stock

TRANSACTION VALUATION

(figures in millions except per share data)

	Current Market Valuation	Transaction Valuation

Price per share (5/8/03)	$2.18	$3.50
Common Share Equivalents (1)	20.7	21.1
Equity Value	$45.0	$73.8
Add: Preferred Stock	42.0	42.0
Add: Total Debt	305.4	305.4
Add: Accrued Interest	5.3	5.3
Add: Derivative Contract	4.6	4.6
Less: Cash	(1.3)	(1.3)
Enterprise Value	$401.0	$429.8

EV/Revenue	1.70x	1.83x
EV/EBITDA	6.8x	7.3x
EV/EBIT	11.6x	12.5x

Premium Paid
Current Price (5/8/03)	$2.18	60.6%
Price day prior to CSFB
Announcement	$1.18	196.6%
30-day Average	$2.08	68.5%
60-day Average	$1.68	108.9%
180-day Average	$1.23	183.6%
1-year Average	$1.23	183.7%
2-year Average	$1.76	99.1%

(1) Treasury Method

[GRAPHIC]

Scope

[HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS LOGO]

Scope

SCOPE

Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) has been requested to render an opinion that the consideration to be received by the Company’s Public Stockholders (as hereinafter defined) is fair to them from a financial point of view.  The Public Stockholders include those stockholders that are not officers and/or directors of the Company.

[GRAPHIC]

Due Diligence Overview

[HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS LOGO]

Due Diligence Overview

SUMMARY OF DUE DILIGENCE

In connection with our Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things, we have:

•             reviewed the Company’s annual reports on Form 10-K for the three fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 and Form 10-K/A for the fiscal year ended December 31, 2002, and the quarterly report on Form 10-Q for the quarter ended March 31, 2003;

•             reviewed the Company’s Form 8-K filed with the Securities and Exchange Commission on May 6, 2003;

•             reviewed a draft of the Agreement and Plan of Merger By and Among CAC Holdings Corp. (“Parent”), Cube Acquisition Corp. (“Merger Sub”) and the Company dated as of May 11, 2003 (the “Merger Agreement”);

•             met with certain members of the senior management of the Company to discuss the terms of the draft Merger Agreement  as well as the operations, financial condition, future prospects and projected operations and performance of the Company, and met with representatives of the Company’s financial advisors and counsel to discuss certain matters, including the matters referred to in subparagraph 5 below;

•             reviewed the following written presentations provided to the Board of Directors by Credit Suisse First Boston:  presentation dated February 20, 2003 containing, among other things, an overview of efforts to market the Company and summaries of indications of interest received; presentation dated April 11, 2003 containing, among other things, a summary of the process undertaken to market the Company and a survey of other potential strategic alternatives available to the Company;

•             visited certain facilities and business offices of the Company;

•             reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the years ending December 31, 2003 through 2005;

•             reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

•             reviewed certain other publicly available financial data for certain companies that may be deemed comparable to the Company, and publicly available prices and premiums paid in other transactions may be considered similar to the Transaction; and

•             conducted such other studies, analyses and inquiries as we have deemed appropriate.

[GRAPHIC]

Summary of Analysis

[HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS LOGO]

Summary of Analysis

(in millions, except per share data)

	Current Share Price	Market Approach		Transaction Approach		DCF Approach
	at 5/8/03	Low	High	Low	High	Low	High	Transaction
Equity Value		Speculative	$32.8	$25.2	$54.2	$13.0	$66.5	$73.8
Shares		NMF	20.2	20.2	20.2	20.2	20.2	20.2
Dilutive Options & Warrants(1)		NMF	0.4	0.5	0.7	0.5	0.9	0.9
Total Common Stock Equivalents		NMF	20.6	20.6	20.9	20.6	21.0	21.1
Implied Per Share Value	$2.18	Speculative	$1.59	$1.22	$2.59	$0.63	$3.16	$3.50

(1) Per 3/31/03 schedule of outstanding options and warrants, using treasury method for common stock equivalents

•             The indications of value resulting from Houlihan Lokey’s valuation approaches and the public market for the Company’s stock are below the consideration being offered in connection with the Transaction.

•             Based upon the analyses set forth herein and the assumptions and qualifications set forth in our written opinion, and in reliance thereon, it is Houlihan Lokey’s opinion that the consideration to be received by the Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

[GRAPHIC]

Valuation Analysis

[GRAPHIC]

Valuation Analysis

Historical Results and Pricing

Comparable Company Approach

Comparable Transactions

Discounted Cash Flow

[HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS LOGO]

Historical Results and Pricing

HISTORICAL AND PROJECTED FINANCIALS

	Fiscal Year Ended Dec 31,			LTM	Projected Fiscal Year Ended Dec 31,
($ in millions)	2000	2001	2002	3/31/03	2003	2004	2005

Net Sales	$244.0	$244.2	$235.7	$235.4	$239.8	$248.0	$253.0
Growth	5%	0%	(4)%		2%	3%	2%

Gross Profit	94.2	87.8	90.8	91.0	92.9	98.2	104.9
Margin	39%	36%	39%	39%	39%	40%	41%

EBITDA(1)	57.0	50.4	57.2	58.6	61.0	65.0	70.7
Margin	23%	21%	24%	25%	25%	26%	28%

EBIT(1)	28.4	16.6	32.5	34.5	38.0	43.3	49.6
Margin	12%	7%	14%	15%	16%	17%	20%

Net Income(1) (2)	(4.1)	(20.0)	(2.3)	0.0	4.1	13.4	18.3
Margin	(2)%	(8)%	(1)%	0%	2%	5%	7%

Net Income to Common
Shareholders(1) (2) (3)	(7.2)	(23.5)	(6.2)	(3.8)	(0.1)	8.7	13.2
Margin	(3)%	(10)%	(3)%	(2)%	0%	4%	5%

Cash & Equivalents	1.0	16.9	6.5	1.3	21.0	39.9	64.8

Debt	332.3	332.7	305.2	324.1	305.0	305.0	305.0

(1) Excludes loss on disposition and impairment of assets recognized in 2002

(2) Excludes impairment of goodwill recognized in 2002

(3) Net Income after preferred dividends

PRICE / VOLUME GRAPH

[CHART]

RELATIVE PRICE / VOLUME GRAPH

[CHART]

[GRAPHIC]

Valuation Analysis

Historical Results and Pricing

Comparable Company Approach

Comparable Transactions

Discounted Cash Flow

[HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS LOGO]

Comparable Company Approach

MARKET APPROACH SUMMARY

(figures in millions)

LTM	Representative Level	Selected Multiple Range					Indicated Enterprise Value Range

Revenues	$235.4	1.50	x	—	1.65	x	$353.2	—	$388.5

EBITDA	$58.6	6.0	x	—	6.5	x	$351.5		$380.8

EBIT	$34.5	9.5	x	—	10.0	x	$327.9	—	$345.2

Median							$351.5	—	$380.8
Mean							$344.2	—	$371.5

Selected Enterprise Value Range, on a Minority Interest Basis							$351.0	—	$381.0
Less: Total Interest-Bearing Debt							(305.2)	—	(305.2)
Less: Preferred Stock							(42.0)	—	(42.0)
Less: Accrued Interest							(5.3)		(5.3)
Less: Derivative Contract							(4.6)		(4.6)
Plus: Cash							1.3		1.3
Aggregate Value of Minority Interest, as if Marketable							Speculative	—	$25.2
Add: Control Premium @ 30.0%							NMF	—	$7.6
Value of Total Equity, on a Controlling Interest Basis							Speculative	—	$32.8

Common Stock Equivalents							NMF		20.6
Per Share Value of Common Stock on a Controlling Basis							Speculative	—	$1.59

[GRAPHIC]

Valuation Analysis

Historical Results and Pricing
Comparable Company Approach
Comparable Transactions
Discounted Cash Flow

[HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS LOGO]

Comparable Transactions

TRANSACTION APPROACH SUMMARY

(figures in millions)

LTM	Representative Level	Selected Multiple Range					Indicated Enterprise Value Range

Revenues	$235.4	1.65	x	—	1.85	x	$388.5	—	$435.6

EBITDA	$58.6	6.5	x	—	7.0	x	$380.8	—	$410.1

EBIT	$34.5	10.0	x	—	10.5	x	$345.2	—	$362.4

Median							$380.8	—	$410.1
Mean							$371.5	—	$402.7

Selected Enterprise Value Range, on a Controlling Basis							$381.0	—	$410.0
Less: Total Interest-Bearing Debt							(305.2)	—	(305.2)
Less: Preferred Stock							(42.0)	—	(42.0)
Less: Accrued Interest							(5.3)		(5.3)
Less: Derivative Contract							(4.6)		(4.6)
Plus: Cash							1.3		1.3
Value of Total Equity, on a Controlling Interest Basis							$25.2	—	$54.2

Common Stock Equivalents							20.6		20.9
Per Share Value of Common Stock on a Controlling Basis							$1.22	—	$2.59

[GRAPHIC]

Valuation Analysis

Historical Results and Pricing
Comparable Company Approach
Comparable Transactions
Discounted Cash Flow

[HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS LOGO]

Discounted Cash Flow

SUMMARY DISCOUNTED CASH FLOW ANALYSIS

Based on management’s projections for the Company, a 14.0% - 16.0% discount rate, a terminal multiple of 6.0x – 7.0x EBITDA, and an assumed control premium of 30%, the implied equity value per share on a controlling basis is:

Discount Rate	Terminal Multiple
	6.0x	6.25x	6.5x	6.75x	7.0x
14.0%	$1.52	$2.28	$3.01	$3.75	$4.47
14.5%	$0.97	$1.72	$2.45	$3.16	$3.88
15.0%	$0.43	$1.16	$1.90	$2.60	$3.30
15.5%	Speculative	$0.63	$1.34	$2.06	$2.74
16.0%	Speculative	$0.11	$0.81	$1.50	$2.19

[GRAPHIC]

Appendices

[GRAPHIC]

Appendices

Comparable Company Analysis
Comparable Company Descriptions
Comparable Transaction Analysis
Discounted Cash Flow Analysis

[HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS LOGO]

Comparable Company Analysis

COMPARABLE PUBLIC COMPANY SELECTION PROCESS

As the market approach is based upon the valuation multiples observed from publicly traded comparable companies, we initially searched for those companies that derived a significant portion of their revenues from the manufacture and distribution of packaged ice.

•             The only publicly traded company identified was Arctic Glacier (TSE: AG.U), a Canadian company traded on the Toronto exchange.

•             We did not use this company as it is an Income Trust structure, similar to a Master Limited Partnership (“MLP”) in the United States.  As is the case with MLPs, Income Trusts trade primarily on yield (distributed cash flow to unit price) and not principally on the fundamentals of the underlying business.  Therefore, we did not rely on Arctic Glacier in our analysis.

Companies rarely have a large number of “perfect” comparables that trade publicly.  In some industries, a large grouping of public companies will have a number of similarities.  In other cases, such as with the Company, comparable companies are chosen based upon a number of different factors.  In order to identify comparable companies to use as a proxy for valuation (for reference and comparative purposes) we selected food, beverage and snack companies that exhibited product attributes similar to Packaged Ice (low brand recognition, primarily for near-term consumption, retail distribution) and similar market capitalization (under $500 million).

RELATIVE VALUATION

Market Valuation

(EV to LTM Revenue)

Packaged Ice, Inc. (transaction price)	1.83	x
Vermont Pure Holdings Ltd	1.74	x
Packaged Ice, Inc. (current price)	1.70	x
Glacier Water Services	1.51	x
J & J Snack Foods Corp	0.78	x
Yocream International Inc	0.62	x
John B Sanfilippo & Son	0.62	x
Tasty Baking Co	0.55	x
Lance Inc	0.49	x
Hansen Nat Corp	0.49	x
National Beverage Corp	0.43	x
Golden Enterprises	0.31	x

Market Valuation

(EV to LTM EBITDA)

Tasty Baking Co	24.5	x
Vermont Pure Holdings Ltd	9.3	x
Hansen Nat Corp	7.7	x
Packaged Ice, Inc. (transaction price)	7.3	x
John B Sanfilippo & Son	7.0	x
Packaged Ice, Inc. (current price)	6.8	x
Glacier Water Services	6.3	x
Yocream International Inc	6.2	x
National Beverage Corp	5.4	x
J & J Snack Foods Corp	4.9	x
Lance Inc	4.6	x
Golden Enterprises		NMF

Market Valuation

(EV to LTM EBIT)

Glacier Water Services	23.2	x
Vermont Pure Holdings Ltd	14.4	x
Packaged Ice, Inc. (transaction price)	12.5	x
Packaged Ice, Inc. (current price)	11.6	x
J & J Snack Foods Corp	9.5	x
John B Sanfilippo & Son	9.4	x
Lance Inc	9.1	x
Yocream International Inc	8.9	x
Hansen Nat Corp	8.5	x
National Beverage Corp	7.7	x
Golden Enterprises		NMF
Tasty Baking Co		NMF

Market Valuation

(Price to LTM Net Income)

Vermont Pure Holdings Ltd	31.8	x
J & J Snack Foods Corp	15.6	x
National Beverage Corp	15.1	x
Yocream International Inc	14.5	x
Lance Inc	13.8	x
Hansen Nat Corp	13.7	x
John B Sanfilippo & Son	11.9	x
Packaged Ice, Inc. (current price)		NMF
Packaged Ice, Inc. (transaction price)		NMF
Golden Enterprises		NMF
Glacier Water Services		NMF
Tasty Baking Co		NMF

Size

(Revenue, millions)

Lance Inc	$538.4
National Beverage Corp	$496.6
John B Sanfilippo & Son	$390.2
J & J Snack Foods Corp	$359.3
Packaged Ice, Inc.	$235.4
Tasty Baking Co	$162.6
Golden Enterprises	$98.8
Hansen Nat Corp	$92.0
Vermont Pure Holdings Ltd	$72.1
Glacier Water Services	$71.0
Yocream International Inc	$19.9

Size

(Enterprise Value, millions)

Packaged Ice, Inc. (transaction price)	$429.8
Packaged Ice, Inc. (current price)	$401.0
J & J Snack Foods Corp	$281.1
Lance Inc	$265.1
John B Sanfilippo & Son	$240.1
National Beverage Corp	$213.2
Vermont Pure Holdings Ltd	$125.5
Glacier Water Services	$107.5
Tasty Baking Co	$88.7
Hansen Nat Corp	$44.8
Golden Enterprises	$30.4
Yocream International Inc	$12.5

Size

(Market Capitalization, millions)

J & J Snack Foods Corp	$298.1
National Beverage Corp	$263.5
Lance Inc	$228.8
John B Sanfilippo & Son	$155.4
Vermont Pure Holdings Ltd	$74.8
Packaged Ice, Inc. (transaction price)	$73.8
Tasty Baking Co	$73.1
Glacier Water Services	$46.3
Packaged Ice, Inc. (current price)	$45.0
Hansen Nat Corp	$41.5
Golden Enterprises	$26.1
Yocream International Inc	$12.4

Leverage

(Debt to LTM EBITDA)

J & J Snack Foods Corp	0.0	x
National Beverage Corp	0.0	x
Yocream International Inc	0.7	x
Hansen Nat Corp	0.7	x
Lance Inc	0.7	x
John B Sanfilippo & Son	2.5	x
Vermont Pure Holdings Ltd	3.8	x
Glacier Water Services	4.0	x
Tasty Baking Co	4.4	x
Packaged Ice, Inc. (transaction price)	4.6	x
Packaged Ice, Inc. (current price)	5.5	x
Golden Enterprises		NMF

Historical Growth

(1-Year Revenue)

Yocream International Inc	24.5%
Glacier Water Services	17.7%
Hansen Nat Corp	14.1%
Vermont Pure Holdings Ltd	10.6%
J & J Snack Foods Corp	7.6%
National Beverage Corp	4.7%
John B Sanfilippo & Son	2.5%
Golden Enterprises	1.7%
Tasty Baking Co	-2.4%
Lance Inc	-2.5%
Packaged Ice, Inc.	-3.5%

Profitability

(EBITDA to Revenue)

Packaged Ice, Inc.	24.9%
Glacier Water Services	23.9%
Vermont Pure Holdings Ltd	18.8%
J & J Snack Foods Corp	16.1%
Lance Inc	10.8%
Yocream International Inc	10.0%
John B Sanfilippo & Son	8.8%
National Beverage Corp	7.9%
Hansen Nat Corp	6.3%
Tasty Baking Co	2.2%
Golden Enterprises	-0.1%

Profitability

(EBIT to Revenue)

Packaged Ice, Inc.	14.7%
Vermont Pure Holdings Ltd	12.1%
J & J Snack Foods Corp	8.2%
Yocream International Inc	7.0%
John B Sanfilippo & Son	6.6%
Glacier Water Services	6.5%
Hansen Nat Corp	5.8%
National Beverage Corp	5.6%
Lance Inc	5.4%
Tasty Baking Co	-2.0%
Golden Enterprises	-2.7%

Internal Investment

(Capital Expenditures to Revenue)

Packaged Ice, Inc.	6.1%
J & J Snack Foods Corp	6.0%
Vermont Pure Holdings Ltd	4.8%
Glacier Water Services	4.5%
Lance Inc	3.7%
Tasty Baking Co	3.0%
National Beverage Corp	1.8%
Yocream International Inc	1.4%
John B Sanfilippo & Son	1.1%
Golden Enterprises	0.8%
Hansen Nat Corp	0.5%

MARKET PERFORMANCE PARAMETERS

(figures in millions, except per share values)

	Current Stock Price Per Share as of 5/8/03	Fully Diluted Shares Outstanding	Market Value of Equity	Enterprise Value	Latest Twelve Months
					EV / Revenue		EV / EBITDA		EV / EBIT		P / E

Glacier Water Services	$16.25	2.9	$46.3	$107.5	1.51	x	6.3	x	23.2	x		NMF

Golden Enterprises	$2.20	11.9	$26.1	$30.4	0.31	x		NMF		NMF		NMF

Hansen Nat Corp	$3.95	10.5	$41.5	$44.8	0.49	x	7.7	x	8.5	x	13.7	x

J & J Snack Foods Corp	$31.66	9.4	$298.1	$281.1	0.78	x	4.9	x	9.5	x	15.6	x

John B Sanfilippo & Son	$16.74	9.3	$155.4	$240.1	0.62	x	7.0	x	9.4	x	11.9	x

Lance Inc	$7.85	29.1	$228.8	$265.1	0.49	x	4.6	x	9.1	x	13.8	x

National Beverage Corp	$13.92	18.9	$263.5	$213.2	0.43	x	5.4	x	7.7	x	15.1	x

Tasty Baking Co	$9.03	8.1	$73.1	$88.7	0.55	x	24.5	x		NMF		NMF

Vermont Pure Holdings Ltd	$3.40	22.0	$74.8	$125.5	1.74	x	9.3	x	14.4	x	31.8	x

Yocream International Inc	$5.40	2.3	$12.4	$12.5	0.62	x	6.2	x	8.9	x	14.5	x

Low					0.31	x	4.6	x	7.7	x	11.9	x
High					1.74	x	24.5	x	23.2	x	31.8	x
Median					0.58	x	6.3	x	9.0	x	13.8	x
Mean					0.75	x	8.4	x	11.3	x	16.6	x

Packaged Ice, Inc. (current price)	$2.18	20.7	$45.0	$401.0	1.70	x	6.8	x	11.6	x		NMF

Packaged Ice, Inc. (transaction price)	$3.50	21.1	$73.8	$429.8	1.83	x	7.3	x	12.5	x		NMF

Footnotes:

Source: Compustat.

LTM - Latest Twelve Months.

EV - Enterprise Value.

P/E - Price to Earnings.

OPERATING PERFORMANCE PARAMETERS

($ in millions)

	LTM Operating Indications						LTM Margins
	Revenue	Gross Profit	Adjusted EBITDA	Adjusted EBIT	Adjusted Cash Flow	Adjusted Net Income	Gross Profit	Adjusted EBITDA	Adjusted EBIT	Adjusted Cash Flow	Adjusted Net Income

Glacier Water Services	$71.0	$12.6	$17.0	$4.6	$11.4	$(0.9)	17.7%	23.9%	6.5%	16.1%	-1.3%

Golden Enterprises	$98.8	$46.7	$(0.1)	$(2.7)	$0.9	$(1.7)	47.3%	-0.1%	-2.7%	0.9%	-1.7%

Hansen Nat Corp	$92.0	$33.2	$5.8	$5.3	$3.6	$3.0	36.1%	6.3%	5.8%	3.9%	3.3%

J & J Snack Foods Corp	$359.3	$121.2	$57.9	$29.6	$47.5	$19.2	33.7%	16.1%	8.2%	13.2%	5.3%

John B Sanfilippo & Son	$390.2	$57.8	$34.2	$25.6	$21.7	$13.1	14.8%	8.8%	6.6%	5.6%	3.3%

Lance Inc	$538.4	$257.9	$57.9	$29.1	$45.4	$16.5	47.9%	10.8%	5.4%	8.4%	3.1%

National Beverage Corp	$496.6	$162.7	$39.1	$27.8	$28.7	$17.4	32.8%	7.9%	5.6%	5.8%	3.5%

Tasty Baking Co	$162.6	$42.6	$3.6	$(3.2)	$5.0	$(1.8)	26.2%	2.2%	-2.0%	3.1%	-1.1%

Vermont Pure Holdings Ltd	$72.1	$35.6	$13.5	$8.7	$7.2	$2.4	49.4%	18.8%	12.1%	9.9%	3.3%

Yocream International Inc	$19.9	$5.4	$2.0	$1.4	$1.5	$0.9	27.3%	10.0%	7.0%	7.3%	4.3%

Low	$19.9	$5.4	$(0.1)	$(3.2)	$0.9	$(1.8)	14.8%	-0.1%	-2.7%	0.9%	-1.7%
High	$538.4	$257.9	$57.9	$29.6	$47.5	$19.2	49.4%	23.9%	12.1%	16.1%	5.3%

Median	$130.7	$44.6	$15.3	$7.0	$9.3	$2.7	33.2%	9.4%	6.1%	6.6%	3.3%
Mean	$230.1	$77.6	$23.1	$12.6	$17.3	$6.8	33.3%	10.5%	5.2%	7.4%	2.2%

Packaged Ice, Inc.	$235.4	$66.9	$58.6	$34.5	$24.1	$0.0	28.4%	24.9%	14.7%	10.2%	0.0%

Footnotes:

Source: Compustat.

BALANCE SHEET STATISTICS

($ in millions)

	Total Assets	Net Income ROA	Net Income ROE	Current Ratio	Quick Ratio	Inventory Turnover	A/R Days	A/P Days	Net Working Capital	Other LT Liab/EV	Leverage
											Debt/ EBITDA		Debt/ MVE(1)	Debt/ EV		Interest Coverage(2)

Glacier Water Services	$66.7	-1.5%	52.5%	1.9	1.4	21.8	5.9	6.3	$(0.3)	0.0%	4.0	x	145.7%	0.6	x	2.9	x

Golden Enterprises	$38.5	-4.2%	-3.5%	2.7	1.3	9.8	33.4	16.0	$13.2	8.0%		NMF	17.2%	0.1	x		NMF

Hansen Nat Corp	$40.5	7.7%	11.3%	3.5	1.1	5.0	20.5	26.8	$14.6	5.7%	0.7	x	9.2%	0.1	x	25.7	x

J & J Snack Foods Corp	$218.9	8.8%	12.0%	2.0	1.3	9.2	36.3	41.4	$23.7	3.9%	0.0	x	0.0%	0.0	x		NMF

John B Sanfilippo & Son	$244.3	5.5%	12.2%	1.7	0.3	2.7	23.6	24.2	$124.6	1.2%	2.5	x	55.1%	0.4	x	7.1	x

Lance Inc	$307.3	5.2%	6.5%	1.6	0.9	10.4	31.1	20.1	$31.8	16.0%	0.7	x	16.9%	0.1	x	19.3	x

National Beverage Corp	$202.8	8.9%	13.4%	2.5	1.8	11.2	25.3	25.4	$21.8	7.4%	0.0	x	0.7%	0.0	x	100.8	x

Tasty Baking Co	$116.8	-1.6%	-9.8%	1.9	1.1	15.8	48.4	17.3	$21.3	42.2%	4.4	x	21.6%	0.2	x		NMF

Vermont Pure Holdings Ltd	$107.9	2.1%	4.9%	1.4	0.7	10.0	37.2	25.1	$8.6	2.2%	3.8	x	68.1%	0.4	x	3.0	x

Yocream International Inc	$9.9	8.9%	10.6%	4.2	1.8	5.9	14.3	18.8	$3.0	2.0%	0.7	x	10.6%	0.1	x	66.4	x

Low	$9.9	-4.2%	-9.8%	1.4	0.3	2.7	5.9	6.3	$(0.3)	0.0%	0.0	x	0.0%	0.0	x	2.9	x
High	$307.3	8.9%	52.5%	4.2	1.8	21.8	48.4	41.4	$124.6	42.2%	4.4	x	145.7%	0.6	x	100.8	x

Median	$112.3	5.4%	10.9%	2.0	1.2	9.9	28.2	22.1	$18.0	4.8%	0.7	x	17.0%	0.1	x	19.3	x
Mean	$135.4	4.0%	11.0%	2.4	1.2	10.2	27.6	22.1	$26.2	8.9%	1.8	x	34.5%	0.2	x	32.2	x

Packaged Ice, Inc.	$339.7	0.0%	-0.3%	0.6	0.4	21.0	27.2	24.1	$0.4	0.0%	5.5	x	819.3%	0.8	x	1.7	x

Footnotes:

Source: Compustat.

NA - Not Available.

NMF - Not Meaningful Figure.

EV - Enterprise Value.

MVE - Market Value of Equity.

(1) Represents Total Interest-Bearing Debt to Market Value of Equity.

(2) Represents EBITDA to Net Interest Expense.

[GRAPHIC]

Appendices

Comparable Company Analysis

Comparable Company Descriptions

Comparable Transaction Analysis

Discounted Cash Flow Analysis

[HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS LOGO]

Comparable Company Descriptions

GLACIER WATER SERVICES INC.

Glacier Water Services, Inc. (“Glacier”) provides high-quality, lowpriced drinking water dispensed to U.S. consumers through self-service vending machines. As of March 31, 2002, Glaciers’s network included some 14,000 machines in 36 states. The company’s water vending machines are placed at supermarkets and other retail locations in order to take advantage of the regular customer traffic at such locations.

The company’s internally developed and manufactured water vending machines are connected to the municipal water source at each of the retail locations. The water vending machines reduce impurities in the water through a combination of micron filtration, reverse osmosis, carbon absorption and ultraviolet sterilization. Glacier charges significantly less than the price of water sold off-the-shelf in retail locations or sold through home delivery services. The company’s water vending machines are clustered in close proximity to one another within the geographic areas served in order to provide cost-effective, quality service. Each water vending machine is generally serviced and tested weekly.

Daily Price/Volume Graph

[CHART]

GOLDEN ENTERPRISES INC.

Golden Enterprises, Inc. is a holding company for Golden Flake Snack Foods, Inc., (“Golden Flake”) based in Birmingham, Alabama. Golden Flake manufactures and distributes salted snack items, such as potato chips, tortilla chips, corn chips, fried pork skins, baked and fried cheese curls, onion rings and buttered popcorn. Products are packaged in flexible bags or other suitable wrapping material. Also, Golden Flake sells a line of cakes and cookie items, canned dips, pretzels, peanut butter crackers, cheese crackers, dried meat products, and nuts packaged by other manufacturers using the Golden Flake label.

Golden Flake sells its products through its own sales organization and independent distributors to establishments in Alabama and in parts of Tennessee, Kentucky, Georgia, Florida, Mississippi, Louisiana, North Carolina, South Carolina, Arkansas and Missouri. No single customer accounts for more than 10% of total sales.

The main plant and office headquarters is located in Birmingham. Golden Flake also has a manufacturing plant in Ocala, FL. Golden Flake owns branch warehouses in 13 locations in Alabama; two in Mississippi; three in Tennessee; three in Georgia; four in Florida; two in Louisiana; and one in Arkansas.

Daily Price/Volume Graph

[CHART]

HANSEN NATURAL CORP.

Hansen Natural Corp. (“Hansen”) markets, sells and distributes alternative beverage category natural sodas, fruit juices, fruit juice and soy smoothies, energy drinks, functional drinks, sparkling lemonades and orangeades, non-carbonated ready-to-drink iced teas, lemonades, juice cocktails and energy sports drinks, children’s multi-vitamin juice drinks and non-carbonated lightly flavored energy waters under the Hansen’s brand name.

In addition, the company markets, sells and distributes nutrition bars and cereals under the Hansen’s brand name, natural sodas, premium natural sodas with supplements, organic natural sodas, seltzer waters and energy drinks under the Blue Sky brand name, fruit juices for toddlers under the Junior Juice brand name and malt-based drinks under the Hard e brand name.

A holding company, Hansen operates through subsidiaries: Hansen Beverage Company and Hard e Beverage Company. Hansen Beverage conducts the vast majority of the company’s operating business and generates substantially all of its operating revenues.

Daily Price/Volume Graph

[CHART]

J&J SNACK FOODS CORP.

J & J Snack Foods Corp. (“J & J Snack Foods”) manufactures nutritional snack foods and distributes frozen beverages. The company operates in four business segments: Food Service, Retail Supermarkets, The Restaurant Group and Frozen Beverages.

The primary products sold by the food service segment are soft pretzels, frozen juice treats and desserts, churros and baked goods. Within the food service industry, products are purchased by the consumer primarily for consumption at the point-of-sale.

The primary products sold to the retail supermarket industry are soft pretzel products (including Superpretzel), Luigi’s Real Italian Ice, Minute Maid Juice Bars and Soft Frozen Lemonade, Icee Squeeze Up Tubes and Tio Pepe’s Churros. Within the retail supermarket industry, the company’s frozen and prepackaged products are purchased by the consumer for consumption at home.

The company’s restaurant group sells direct to the public through its chains of specialty snack food retail outlets, Bavarian Pretzel Bakery and Pretzel Gourmet, located primarily in the Mid-Atlantic States.

The company sells frozen beverages to the food service industry primarily under the names Icee and Arctic Blast in the United States, Mexico and Canada.

Daily Price/Volume Graph

[CHART]

JOHN B. SANFILIPPO & SON INC.

John B. Sanfilippo & Son, Inc. (“Sanfilippo & Son”) is a processor, packager, marketer and distributor of shelled and inshell nuts. These nuts are sold under a variety of private labels and under the company’s Fisher, Evon’s, Flavor Tree, Sunshine Country, Texas Pride and Tom Scott brand names. The company also markets and distributes, and in most cases manufactures or processes, a diverse product line of food and snack items, including peanut butter, candy and confections, natural snacks and trail mixes, sunflower seeds, corn snacks, sesame sticks and other sesame snack products.

Sanfilippo and Son’s principal products are raw and processed nuts. The nut product line includes peanuts, almonds, Brazil nuts, pecans, pistachios, filberts, cashews, English walnuts, black walnuts, pine nuts and macadamia nuts. The company’s nut products are sold in numerous package styles and sizes, from polycellophane packages, composite cans, vacuum packed tins, plastic jars and glass jars for retail sales, to large cases and sacks for bulk sales to industrial, food service and government customers.

Daily Price/Volume Graph

[CHART]

LANCE INC.

Lance, Inc. manufactures, markets and distributes a variety of snack food products. The company’s manufactured products include sandwich crackers and cookies, crackers, cookies, potato chips, cakes, nuts, popcorn, candy and other salty snacks. In addition, the company purchases for resale certain candy, meat snacks, cakes and bread basket items. These products are packaged in various individual-serve, multi-pack and family-size configurations. Of the products sold by the company, 82 percent are manufactured by Lance, Inc. and 18 percent are purchased for resale.

Lance, Inc. sells both branded and non-branded products. The company’s branded products are sold under the Lance and Cape Cod trade names. In 2002, the company’s branded product and non-branded product revenues comprised 66 percent and 34 percent of total revenues, respectively.

The company’s branded product customer base includes groceries, convenience stores, food service brokers and institutions, mass merchandisers, drug stores, vending operators, schools, military and government facilities and up and down the street outlets such as recreational facilities, offices, restaurants and independent retailers. Private label customers include groceries and mass merchandisers.

Daily Price/Volume Graph

[CHART]

NATIONAL BEVERAGE CORP.

National Beverage Corp. (“National Beverage”) is a holding company for various subsidiaries that develop, manufacture, market and distribute a complete portfolio of beverage products throughout the U.S. The company’s brands emphasize distinctive flavor variety, including its flagship brands, Shasta and Faygo, complete lines of multi-flavored and cola soft drinks. The company offers an assortment of beverages geared toward the health-conscious consumer, including Everfresh, Home Juice, and Mr. Pure 100% juice and juice-based products; and LaCROIX, Mt. Shasta, Crystal Bay and ClearFruit flavored and spring water products. National Beverage also produces specialty products, including VooDoo Rain, a line of alternative beverages geared toward young consumers, Ohana fruit-flavored drinks and St. Nick’s holiday soft drinks. All of the company’s brands are produced in its 14 manufacturing facilities, which are located in major metropolitan markets. National Beverage also develops and produces soft drinks for retail grocery chains, warehouse clubs, mass-merchandisers and wholesalers (allied brands) as well as soft drinks for other beverage companies.

Daily Price/Volume Graph

[CHART]

TASTY BAKING CO.

Tasty Baking Co. primarily manufactures and sells a variety of premium single portion cakes, pies, cookies, pretzels, brownies,  pastries, donuts, miniature donuts, snack bars, boxed cookies and large family sized cakes, pies and danish under the well established trademark, Tastykake.

These products comprise approximately 120 varieties. The availability of some products, especially holiday-themed offerings, varies according to the season of the year. The single portion cakes, cookies and donuts principally sell at retail prices for individual packages ranging from 50 cents to 99 cents per package and family convenience packages ranging from $2.50 to $2.99. The pies principally sell at a retail price of 69 cents each and include various fruit and creme filled varieties and additional seasonal varieties.

Products are sold principally by independent owner/operators through distribution routes to approximately 25,000 retail outlets in New York, New Jersey, Pennsylvania, Delaware, Maryland and Virginia.

Daily Price/Volume Graph

[CHART]

VERMONT PURE HOLDINGS LTD.

Vermont Pure Holdings, Ltd. (“Vermont Pure Holdings”) bottles, markets and distributes natural spring water under the Vermont  Pure and Hidden Spring brands, and distilled water with minerals added under the Crystal Rock brand, to the retail consumer and home/office markets. Vermont Pure Holdings sells its products primarily in New England, New York and New Jersey, as well as the mid-Atlantic and the mid-western states.

The primary sources of Vermont Pure Holding’s natural spring water are springs located at its properties in Randolph and Tinmouth, Vermont, and a spring owned by a third party in Stockbridge, Vermont, that is subject to a water supply contract.

Vermont Pure Holdings sells its natural spring water in the retail consumer market under the Vermont Pure and Hidden Spring brands, packaging the product in various bottle sizes ranging from 8 ounces to 1.5 liters, and selling it in single units and plastic shrinkfilm of six, eight, and twelve bottles. VPS sells its products in 12-pack and 24-pack cases.

Vermont Pure Holdings sells its three major brands in three and five gallon bottles to homes and offices throughout New England and New York. In general, Crystal Rock is distributed in southern New England, while Vermont Pure and Hidden Spring are distributed in northern New England and upstate and western New York. VPS rents water coolers to customers to dispense bottled water.

Daily Price/Volume Graph

[CHART]

YOCREAM INTERNATIONAL INC.

YOCREAM International Inc. (“YOCREAM International”) makes and markets frozen yogurt, sorbet, smoothies and ice cream  products in a variety of flavors. YOCREAM International competes in the health oriented dessert, snack and novelty market, and manufactures its product in both organic and non-organic formulations.  The company markets and sells these products to and through a variety of businesses and outlets, including supermarkets, grocery stores, convenience stores, restaurants, hospitals, school district food services, military installations, yogurt shops, fast food chains, discount club warehouses, and other types of outlets.

YOCREAM International’s primary product is YOCREAM frozen yogurt, which is distributed and sold nationwide. The company also produces YOCREAM Blender Smoothies and YOCREAM Dispenser Smoothies, made from 100% organic milk, and premium, lowfat, or nonfat ice creams.

The company also sells coffee latte freeze drink mixes developed for Costco Wholesale which dispenses the product through a frozen dessert machine.  The company’s marketing strategy is designed to build both its YOCREAM and Dannon/YOCREAM brands, as well as its private brand and copack manufacturing business. The primary marketing strategy has been to build YOCREAM brand awareness and consumer loyalty to its products.

Daily Price/Volume Graph

[CHART]

[GRAPHIC]

Appendices

Comparable Company Analysis

Comparable Company Descriptions

Comparable Transaction Analysis

Discounted Cash Flow Analysis

[HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS LOGO]

Comparable Transaction Analysis

COMPARABLE TRANSACTION SUMMARY

(figures in millions)

Announced	Target	Target Business Description	Acquiror	EV	LTM Enterprise Value Multiples						Control Premium(1)
					Revenue		EBITDA		EBIT
Tier I - Transaction value less than $1 billion (2)(3)
01/27/03	Standard Fruit & Vegetable Co.	Supplier/Distributor of produce	Fresh Del Monte Produce, Inc.	$100.0	0.30	x	5.9	x	NA		NA
11/05/02	Joe White Maltings Ltd.	Malt-producer a supplier of malting equipment	Ausbulk Ltd.	$94.3	0.76	x	5.3	x	6.6	x	NA
08/26/02	Fleischmann’s Vinegar (Burns Philp)	Industrial vinegar division of Burns Philp	Swander Pace	$48.0	0.57	x	5.9	x	NA		NA
07/12/02	First Atlantic Capital, Inc. (Otis Spunkmeyer, Inc.)	Maker of frozen cookie dough and prebaked cookies	Code Hennessy & Simmons LLC	$275.0	0.98	x	7.5	x	NA		NA
06/21/02	Agrilink Foods	Manufactures and markets snacks, fruit, and vegetable products	Vestar Capital	$815.0	0.81	x	6.2	x	NA		NA
06/05/02	Snack Foods Ltd.	Manufactures, markets, and distributes confectionery and food products	Arnotts Biscuits Holdings Pty Ltd.	$140.0	0.91	x	8.7	x	13.9	x	28.5%
05/06/02	Popcorn Factory	Internet retail and catalog sales of popcorn and gift items	1-800-Flowers.com, Inc.	$12.2	0.41	x	5.1	x	NA		NA
04/22/02	Dandy A/S	Danish confectionary manufacturer/marketer	Cadbury Schweppes Plc	$306.0	1.20	x	7.7	x	NA		NA

04/09/02	Roundy’s, Inc.	Distributer of food and non-food products	Willis Stein & Partners III LP	$750.0	0.21	x	6.5	x	10.7	x	NA

Low				$12.2	0.21	x	5.1	x	6.6	x	28.5%
High				$815.0	1.20	x	8.7	x	13.9	x	28.5%
Median				$140.0	0.76	x	6.2	x	10.7	x	28.5%
Mean				$282.3	0.68	x	6.5	x	10.4	x	28.5%

Tier II - Transaction value greater than $1 billion (2)
01/16/03	BRL Hardy Ltd.	Producer/marketer/distributor of wines	Constellation Brands, Inc.	$1,425.0	3.10	x	16.1	x	19.2	x	35.6%
12/18/02	Dole Food Company, Inc.	Manufacturer/marketed/distributer of fresh produce,	Private Group	$2,545.4	0.66	x	8.2	x	11.5	x	14.5%
12/17/02	Panamerican Beverages, Inc.	Latin American bottler of soft drinks	Coca-Cola FEMSA SA de CV	$3,620.0	1.45	x	8.2	x	14.9	x	104.1%
12/17/02	Pfizer, Inc. (Adams Confectionery)	Provider of confectionery products	Cadbury Schweppes Plc	$4,200.0	2.00	x	12.8	x	NA		NA

08/06/02	Chef America, Inc.	Manufacturer and marketer of frozen hand-held food products	Nestle S.A.	$2,600.0	3.61	x	13.1	x	NA		NA
06/26/02	Brake Brothers Plc	Supplier of frozen/fresh food to the catering	Clayton, Dublilier & Rice, Inc.	$1,220.0	0.58	x	10.6	x	16.4	x	9.7%
06/13/02	Heinz - Tuna, NA Pet, NA Soups	Manufacturer and marketer of StarKist Tuna and 9 - Lives cat food	Del Monte	$2,795.0	1.55	x	8.0	x	NA		NA
05/30/02	Philip Morris Cos., Inc. (Miller Brewing Company)	Manufacturer and marketer of beverages	South African Breweries Plc	$5,630.0	1.15	x	14.1	x	NA		NA
05/21/02	Conagra Beef Co., Swift & Co.	Manufacturer and marketer of a variety of foods	Investor Groups	$1,380.0	0.18	x	5.0	x	9.2	x	2.0%

Low				$1,220.0	0.18	x	5.0	x	9.2	x	2.0%
High				$5,630.0	3.61	x	16.1	x	19.2	x	104.1%
Median				$2,600.0	1.45	x	10.6	x	14.9	x	14.5%
Mean				$2,823.9	1.59	x	10.7	x	14.2	x	33.2%

Footnotes:

(1) Control Premium is determined by comparing the stock price of the target one day before the announcement versus one day after the announcement.

(2) Bias generally exists for higher multiples in larger transactions (e.g. greater than $1 billion)

(3) Packaged Ice transaction considered a Tier I transaction

[GRAPHIC]

Appendices

Comparable Company Analysis

Comparable Company Descriptions

Comparable Transaction Analysis

Discounted Cash Flow Analysis

[HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS LOGO]

Discounted Cash Flow Analysis

THREE-YEAR DISCOUNTED CASH FLOW ANALYSIS

($in millions)

	Projected Fiscal Year Ending December 31,
	2003	2004	2005
EBIT	$38.0	$43.3	$49.6
Less: Taxes	$15.2	$17.3	$19.9
Debt-Free Earnings	$22.8	$26.0	$29.8

Less: Capital Expenditures	$(11.0)	$(13.0)	$(15.0)
Less: Working Capital Requirements	$(2.0)	$(0.3)	$(0.2)
Add: Depreciation and Amortization	$23.0	$21.7	$21.1
Total Net Investment	$10.0	$8.5	$5.9

Net Debt-Free Cash Flows:	$32.8	$34.4	$35.7

Discount Period	0.50	1.50	2.50
Discount Factor @ 15.0%	0.93	0.81	0.71
Present Value of Net Debt-Free Cash Flows:	$30.6	$27.9	$25.2

Sensitivity Analysis: Equity Value

	Terminal Multiple
Discount Rate	6.0x	6.25x	6.5x	6.75x	7.0x
13.0%	$24.1	$36.3	$48.6	$60.8	$73.1
14.0%	$15.3	$27.3	$39.2	$51.1	$63.1
15.0%	$6.9	$18.5	$30.1	$41.7	$53.4
16.0%	Speculative	$10.0	$21.3	$32.7	$44.0
17.0%	Speculative	$1.8	$12.8	$23.9	$34.9

Selected Equity Value Range, on a Minority Interest Basis	$10.0	—	$51.1

Add: Control Premium at 30%	$3.0		$15.3
Value of Total Equity on a Controlling Interest Basis	$13.0	—	$66.5

DCF Assumptions

Discount Rate	15.0%
Tax Rate	40.0%

Terminal Value Assumptions

Terminal EBITDA (2005)	$70.7
Terminal Multiple	6.5	x
Terminal Value	$459.7
Discount Period	3.00
Discount Factor @ 15.0%	0.66
PV of Terminal Value	$302.2

Distribution of Value

Period Cash Flow	21.7%
Terminal Cash Flow	78.3%
Total	100.0%

Implied Analyses

LTM EBITDA Multiple	6.6	x
NFY EBITDA Multiple	6.3	x
Implied Gordon Growth Rate	6.7%